Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Global plc:

We consent to the use of our reports dated February 16, 2021, with respect to the consolidated balance sheets of Liberty Global plc as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedules I and II, and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference.
Our report on the consolidated financial statements includes an explanatory paragraph referring to a change in the method of accounting for leases.
Our report dated February 16, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states the aggregate amount of total assets and revenue of Sunrise Communications Group AG that are excluded from management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2020 are $9.6 billion and $314.0 million, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Sunrise Communications Group AG.

/s/ KPMG LLP
Denver, Colorado
March 11, 2021